Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:
Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Ameresco Announces an EPCM Contract for Large Distribution Battery Energy Storage Systems for a Total of 537.5 MW / 2.15 GWh

Three Battery Energy Storage Systems at distribution level substations will provide California residents with electricity in time for next summer’s reliability challenges.

FRAMINGHAM, M.A. – October 21, 2021 – Ameresco, Inc., (NYSE: AMRC), a leading cleantech integrator and renewable energy asset developer, owner and operator, today announced that it has entered into a contract with Southern California Edison (SCE) to design and build three grid scale battery energy storage systems (BESSs) at existing substation parcels throughout SCE’s service territory in California. Due to the impact of the extreme weather events in the state, this aggressive plan will significantly increase reliability of the grid with a targeted commercial operation date in August 2022.

The substation energy storage systems will be built to address the emergency reliability risks identified in the Governor’s Emergency Proclamation aimed at utilizing clean energy resources to address electric power shortages due to extended drought, wildfire, and heatwaves. The contracted systems will be located at three distinct distribution-level substation parcels in SCE’s service territory to efficiently provide for the electricity demands in the San Joaquin Valley, Rancho Cucamonga and nearby communities and the Long Beach area. The systems equate to 537.5 MW with a four-hour duration, for a total of 2,150 MWh.

"SCE sees a growing role for battery storage as we transition to delivering 100% clean renewable energy to customers,” said Kevin Payne, President and CEO of SCE. “The battery storage systems we have contracted for with Ameresco will make the grid more resilient to the effects of extreme weather and will help us continue our progress toward the clean energy future, which is essential to combating climate change."

The three substation systems are a novel approach for incorporating advanced energy storage at the distribution level to solve overall system capacity and reliability needs. They will be operated in a manner which maximizes reliability of the grid by charging during periods of excess generation and discharging during periods of need. The project will utilize a turnkey Engineering, Procurement, Construction and Maintenance (EPCM) contracting mechanism.

“Innovative cleantech projects of this magnitude have the ability to provide transformative solutions to regions in need of reliable and resilient energy,” said George Sakellaris, CEO, Ameresco. “At Ameresco, we are so pleased to be a part of a project that takes such a meaningful step in providing cleantech solutions to combat the disruptive effects of extreme weather events across the nation.”

“In recent years, California’s extensive wildfires have highlighted the necessity and importance of improved energy infrastructure. It has become clear that the time for action is now,” said Britta MacIntosh, Senior Vice President, Ameresco Western Region. “This project is proof that when we work together, we can solve for real and reliable solutions to address the needs of the State of California.”

Once completed, this project will directly contribute to the State of California’s clean energy and carbon neutrality goals and help Edison International, SCE’s parent company, meet its 2045 net-zero greenhouse gas emissions commitment.

The EPCM Agreement was entered into after September 30, 2021 and therefore such entry has no effect on Ameresco’s financial results for the fiscal quarter ended September 30, 2021. Ameresco is evaluating the expected effect of the EPCM agreement on its financial results for the fourth quarter ending December 31, 2021 and will provide an update when it releases its third quarter 2021 financial results after the market close on Monday, November 1, 2021 and on the accompanying earnings conference call.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and the United Kingdom. Ameresco’s sustainability services in support of clients’ pursuit of Net Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

Safe Harbor Statement
The statement in this press release regarding the expected timing of completion constitutes a forward-looking statement within the meaning of The Private Securities Litigation Reform Act of 1995. The actual timing and completion may differ materially from that indicated herein as a result of various important factors, including the timing of, and ability to, enter into subcontracts and purchase orders; the ability to perform without unusual delay; any customer decision to terminate or delay our work on, or other risks involved with, the project; and availability and costs of labor and equipment. Currently, one of the most significant factors, however, is the potential adverse effect of the current COVID-19 (and its variants) pandemic. The extent to which COVID-19 impacts us, suppliers, customers, employees and supply chains will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

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